Exhibit 99.1

Investor Relations	Press Contact
SigmaTel, Inc.	Nate Long, Marketing Communications Manager
512.381.3931	SigmaTel, Inc.
investor.relations@sigmatel.com	512.381.3913
http://www.sigmatel.com/investor-relations	nlong@sigmatel.com

SigmaTel Reports Record Quarterly and Annual Revenues and Profits

Quarterly Revenues Up by 125 Percent Year-Over-Year

AUSTIN, Texas – January 25, 2005 - SigmaTel, Inc. (NASDAQ: SGTL), a leader in analog-intensive mixed-signal integrated circuits, today announced fourth quarter and fiscal 2004 results for the periods ended December 31, 2004. Quarterly revenues were $78.6 million, up 125 percent from revenues of $35.0 million in the same period in the year 2003. Pro forma adjusted net income for the fourth quarter of 2004 was $21.0 million, representing earnings of $0.56 per diluted share, compared to $9.0 million or $0.24 per diluted share in the fourth quarter of 2003.

Financial Results

Under generally accepted accounting principles (GAAP), net income for the fourth quarter of 2004 was $19.5 million, resulting in GAAP diluted earnings per share for the quarter of $0.52. This compares to net income of $8.2 million, or earnings per share of $0.21, in the fourth quarter of 2003. This GAAP net income includes non-cash charges related to deferred stock-based compensation for both periods and a one-time charge in the fourth quarter of 2004 related to the relocation of the company’s Austin, Texas, operations. These charges are set forth in the reconciliation of GAAP to non-GAAP financial measures table included below.

Revenues for the year ended December 31, 2004 were $194.8 million, up 94 percent from $100.2 million for the year ended December 31, 2003. Pro forma net income attributable to common stockholders for the year ended December 31, 2004 was $55.2 million, up 490 percent from $9.4 million for the year ended December 31, 2003. GAAP net income attributable to common stockholders for the year ended December 31, 2004 was $52.6 million, up from $1.2 million for the year ended December 31, 2003.

As of December 31, 2004, SigmaTel reported cash and short-term investments of $141.7 million, which is up from the December 31, 2003 balance of $111.3 million. The company added 24 employees during the fourth quarter of 2004, primarily in research and development, bringing the total number of full-time equivalent employees to 243 as of December 31, 2004.

“We are very pleased to return company-record results again this quarter,” said Ron Edgerton, chief executive officer and president of SigmaTel. “‘Integration via Innovation’ has long been our motto, and is exemplified in the industry-leading products we bring to market. The growth of our business during 2004 demonstrates the strength of both our technology and our internal team, and points to continued success for the company long-term.”

SIGMATEL REPORTS RECORD REVENUES FOR THE FOURTH QUARTER OF 2004

Business Summary

SigmaTel’s leadership in portable SoCs continued during the quarter as the company shipped over 10 million of its industry-leading SoCs into flash and hard-drive MP3 players. New design wins revealed during the quarter include standard MP3 players from Lexar Media and Memorex as well as the Oakley Thump sports sunglasses with integrated MP3 functionality. SigmaTel also extended its value-segment STMP3502 product into “premium giveaway” products, resulting in a meaningful revenue increase. SigmaTel reports that it will be sampling its next-generation portable SoC, which specifically targets hard drive MP3 players, in the late first quarter or early second quarter of 2005. “The combination of an expanded feature set in our 3500 family for flash-based players, our 3502 value-segment product and the new 3600 solutions means that SigmaTel serves the full range of MP3 players and is poised to further strengthen its leadership over the competition in 2005,” said Mr. Edgerton.

In the audio codec area, SigmaTel announced the company’s first 8-channel high-fidelity codecs for PC and convergent media applications, the STAC9220 and 9221. These products offer the industry’s highest audio quality levels for mid- and upper-range PCs as well as theater-quality surround sound for high-end PC applications. SigmaTel reports that the new codecs are gaining momentum in the PC desktop market to complement the company’s existing healthy notebook PC position.

SigmaTel continues to strengthen its patent portfolio as the company now has over 100 patents issued or pending on its innovative mixed-signal technology. In early January of 2005, SigmaTel filed a lawsuit against Actions Semiconductor, based in China, alleging infringement of several of SigmaTel’s power management patents.

SigmaTel added 24 employees to its workforce during the fourth quarter of 2004, primarily in the area of research and development in Austin, Texas, and to expand the staff at its Asian engineering center in Hong Kong. As of December 31, 2004, SigmaTel had 243 full-time equivalent employees, compared with 141 at this time last year. As a part of this continuing growth, during the fourth quarter of 2004, SigmaTel relocated the Austin headquarters to a larger office complex that houses its current domestic workforce and provides opportunity for future growth within the same campus.

Business Outlook

“In addition to supporting the rapid ramp of our business and revenues during 2004, SigmaTel took key steps to broadening our product portfolio, customer base and employee headcount,” said Mr. Edgerton. “Additionally, our target markets continue to grow more quickly than expected. We believe we are well-positioned to enjoy significant growth in the coming year. During the first quarter of 2005, we expect to sustain our current revenue level and continue to exceed our long term operating model in terms of operating income. We are very pleased with this outlook given our sharp revenue ramp in the fourth quarter and the fact that we typically expect a seasonal decline in the first quarter.”

SIGMATEL REPORTS RECORD REVENUES FOR THE FOURTH QUARTER OF 2004

Specific guidance for the first quarter of 2005:

•	Revenues are expected to be between $76.0 million and $83.0 million, up 141% to 163% when compared to the $31.5 million of revenues in the first quarter of 2004.

•	Gross margin is expected to be approximately 54 percent. SigmaTel’s gross margin percentage varies primarily with product mix, pricing, and unit costs.

•	Pro forma net income is expected to be between $14.9 million and $16.6 million. This excludes the amortization of non-cash deferred stock-based compensation of approximately $0.3 million.

•	GAAP net income is expected to be between $14.6 million and $16.3 million, including a provision for income taxes at a rate of between 33 and 34 percent.

•	Proforma EPS is expected to be between $0.39 and $0.44.

•	The diluted weighted average shares outstanding are expected to be approximately 38.0 million.

Conference Call Today

A conference call will be held today, January 25, 2005, beginning at 3:30 P.M. Central Time. This call will be simulcast via SigmaTel’s website at www.sigmatel.com/investor-relations. Replays of the call will be available at this web address and via telephone at 800-633-8284 (U.S.) and 402-977-9140 (international) by entering reservation number 21226738. These replays will be available through February 20, 2005.

About SigmaTel:

SigmaTel, Inc., a fabless semiconductor company headquartered in Austin, Texas, designs, develops, and markets proprietary, analog intensive, mixed-signal ICs for a variety of products in the consumer electronics and computing markets, including portable compressed audio players, such as MP3 players, notebook and desktop PCs, DVD players, digital televisions, and set-top boxes. SigmaTel provides complete, system-level solutions that include highly-integrated ICs, customizable firmware and software, software development tools, reference designs, and applications support. The Company’s focus is on providing system-level solutions that enable customers to rapidly introduce and offer electronic products that are small, light-weight, power-efficient, reliable, and cost-effective. SigmaTel is ISO 9001:2000 certified and is committed to providing customers with high performance, quality products along with superior customer service.

Readers may obtain investment information from the company’s investor relations department at (512) 381-3931, by sending email to investor.relations@sigmatel.com, or on the Web at www.sigmatel.com/investor-relations.

Cautionary Language:

This press release contains forward-looking statements based on current SigmaTel expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to SigmaTel or future events are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of SigmaTel, but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, and there will be events in the future that SigmaTel is not able to accurately predict or control. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that SigmaTel may not be able to maintain its high growth rate; risks that adverse changes in the global economy may reduce demand

SIGMATEL REPORTS RECORD REVENUES FOR THE FOURTH QUARTER OF 2004

for SigmaTel’s products; risks that shortages of supply for other components of MP3 players may limit customer demand to purchase SigmaTel’s portable audio SoCs; quarterly fluctuations in revenue and operating results due to seasonal fluctuations in demand for consumer electronics products and other factors; risks that SigmaTel’s foundry suppliers may not allocate to it sufficient silicon wafers to meet its demand due to SigmaTel’s lack of long term supply contracts with foundries and tightening foundry capacity; risks that SigmaTel may not be able to successfully manage strains associated with its growth; risks that SigmaTel’s new products under development may not be completed in a timely fashion and may not achieve market acceptance; risks with managing international activities; intellectual property litigation risk; dependence on a limited number of products; the semiconductor industry’s cyclical nature; geographic concentration of foundries, assembly and test facilities, distributors, and customers in the Pacific Rim, subjecting SigmaTel to risks of natural disasters, epidemics (such as SARS), and political unrest; and other factors. For a discussion of these and other factors that could impact SigmaTel’s financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to recent SigmaTel filings with the SEC, particularly the 424(b)(4) final prospectuses filed September 19, 2003 and February 19, 2004, the Form 10-Qs that were filed on October 29, 2003, April 20, 2004, July 20, 2004 and October 19, 2004, the Form 10-K that was filed on February 17, 2004, and the Form 10-K that SigmaTel anticipates filing during February of 2005 covering the annual period ended December 31, 2004.

Non-GAAP Financial Measurements

In addition to the GAAP results provided by this document, the company has provided non-GAAP financial measurements that present net income and net income per share on a basis excluding certain non-cash charges. Details of these excluded items are presented in the table below, which reconciles the GAAP results to non-GAAP financial measurements described in this press release. Also, this press release and the reconciliation from GAAP results to these and other additional non-GAAP financial measurements that may be discussed in the Q4 2004 earnings conference call can be found on the company’s website at www.sigmatel.com/investor-relations.

SigmaTel is a registered trademark of SigmaTel, Inc. All other products and brand names as they appear in this release are trademarks or registered trademarks of their respective holders. All specifications may be changed without notice.

SIGMATEL REPORTS RECORD REVENUES FOR THE FOURTH QUARTER OF 2004

SIGMATEL, INC.

PRO FORMA VS. GAAP RESULTS

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004(1)	2003
Net income attributable to common stockholders as reported	$19,486	$8,157	$52,556	$1,221
Pro forma adjustments:
Deferred stock-based compensation (tax effected)	222	889	1,405	3,781
Lease abandonment charge (tax effected)	1,285	—	1,285	—
Litigation settlement (tax effected)	—	—	—	4,355

Pro forma net income attributable to common stockholders	$20,993	$9,046	$55,246	$9,357

Diluted weighted average shares outstanding	37,485,379	38,289,376	37,871,618	31,086,166
Diluted net income attributable to common stockholders per share, as reported	$0.52	$0.21	$1.39	$0.04

Diluted net income attributable to common stockholders per share, pro forma	$0.56	$0.24	$1.46	$0.30

(1)	There are fluctuations in the estimated tax rate used from quarter to quarter for factors such as the release of a valuation allowance on the deferred tax asset that impact the year to date tax effected pro forma adjustments.

SIGMATEL REPORTS RECORD REVENUES FOR THE FOURTH QUARTER OF 2004

SIGMATEL, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenues, net	$78,585	$34,971	$194,805	$100,225
Cost of goods sold	35,592	17,295	89,187	52,491

Gross Profit	42,993	17,676	105,618	47,734

Operating Expenses:
Research and development	10,397	5,377	32,253	17,867
Selling, general and administrative	7,632	3,213	18,098	10,184
Amortization of deferred stock-based compensation	341	919	2,162	3,907
Litigation settlement	—	—	—	4,500

Total operating expenses	18,370	9,509	52,513	36,458

Operating income	24,623	8,167	53,105	11,276

Other income (expense):
Interest income	592	254	1,732	296
Interest expense	(4)	(9)	(23)	(1,250)

Total other income (expense)	588	245	1,709	(954)

Income before income taxes	25,211	8,412	54,814	10,322
Income tax expense	5,725	255	2,258	333

Net income	19,486	8,157	52,556	9,989
Deemed dividends on preferred stock	—	—	—	(8,768)

Net income attributable to common stockholders	$19,486	$8,157	$52,556	$1,221

BASIC NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS PER SHARE	$0.56	$0.24	$1.52	$0.09

DILUTED NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS PER SHARE	$0.52	$0.21	$1.39	$0.04

WEIGHTED AVERAGE SHARES USED TO COMPUTE:
Basic net income attributable to common stockholders per share	34,500,533	34,109,901	34,668,904	13,449,687
Diluted net income attributable to common stockholders per share	37,485,379	38,289,376	37,871,618	31,086,166

SIGMATEL REPORTS RECORD REVENUES FOR THE FOURTH QUARTER OF 2004

SIGMATEL, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	December 31, 2004	December 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$27,246	$61,841
Short-term investments	114,451	49,420
Accounts receivable, net	34,195	15,989
Inventories, net	19,411	9,904
Deferred tax asset	7,613	—
Prepaid expenses and other current assets	4,241	1,333

Total current assets	207,157	138,487

Property, equipment and software, net	7,116	3,792
Intangible assets, net	4,357	4,476
Other assets	1,285	122

Total assets	$219,915	$146,877

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$23,016	$13,466
Accrued payroll	2,217	870
Other accrued expenses	4,365	2,561
Deferred revenue	7,286	3,645
Current portion of long-term obligations	1,223	48

Total current liabilities	38,107	20,590

Capital lease obligations, net of current portion	7	63
Other liabilities	885	116

Total liabilities	38,999	20,769

Stockholders’ equity:
Common stock, $.0001 par value; 170,000,000 shares authorized; shares issued and outstanding: 35,204,742 and 35,114,786 at 2004 and 34,270,961 and 34,181,005 at 2003, respectively	4	3
Additional paid-in capital	173,480	173,737
Notes receivable from stockholders	(7)	(115)
Deferred stock-based compensation	(1,278)	(3,678)
Treasury stock, 89,956 common shares, at cost	(741)	(741)
Accumulated surplus (deficit)	9,458	(43,098)

Total stockholders’ equity	180,916	126,108

Total liabilities and stockholders’ equity	$219,915	$146,877

SIGMATEL REPORTS RECORD REVENUES FOR THE FOURTH QUARTER OF 2004

SIGMATEL, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Twelve Months Ended December 31,
	2004	2003
Cash flows from operating activities:
Net income	$52,556	$9,989
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,814	3,471
Amortization of deferred stock-based compensation	2,162	3,907
Amortization of premium & accretion of discount on securities	378	—
Deferred income tax benefit	(8,166)	—
Tax benefit related to exercise of employee stock options	9,860	—
Other non-cash expenses	439	1,016
Lease abandonment charge	1,946	—
Changes in assets and liabilities:
Accounts receivable, net	(18,206)	(11,149)
Inventories, net	(9,507)	(4,165)
Prepaid expenses and other assets	(3,514)	(1,042)
Accounts payable	13,047	4,546
Accrued expenses	3,274	2,518
Deferred revenue and other liabilities	3,507	3,236

Net cash provided by operating activities	52,590	12,327

Cash flows from investing activities:
Maturities of short-term investments	77,801	130
Purchase of short-term investments	(143,211)	(49,420)
Purchase of property, equipment, software and intangible assets	(11,517)	(3,581)

Net cash used in investing activities	(76,927)	(52,871)

Cash flows from financing activities:
Proceeds from long-term debt	—	5,150
Repayments under revolving line of credit, net	—	(8,923)
Payments on long-term debt	—	(5,000)
Payments on capital lease obligations	(48)	(76)
Proceeds from issuance of convertible preferred stock, net of issuance costs	—	8,090
Payments of interest on convertible notes	—	(1,564)
Proceeds from notes receivable from stockholders	109	181
Proceeds from issuance of common stock, net of issuance costs	10,702	101,668
Purchases of treasury stock	(21,021)	—

Net cash provided by (used in) financing activities	(10,258)	99,526

Net increase (decrease) in cash and cash equivalents	(34,595)	58,982
Cash and cash equivalents, beginning of period	61,841	2,859

Cash and cash equivalents, end of period	27,246	61,841